Exhibit 8(a)

                  AMENDED AND RESTATED PARTICIPATION AGREEMENT

      AMENDED AND RESTATED PARTICIPATION AGREEMENT (the "Agreement") made by and between SCUDDER VARIABLE LIFE INVESTMENT FUND (the "Fund"), a Massachusetts business trust created under a Declaration of Trust dated March 15, 1985, as amended, with a principal place of business in Boston, Massachusetts, and MUTUAL OF AMERICA LIFE INSURANCE COMPANY, a New York corporation (the "Company"), with a principal place of business in New York, New York on behalf of each of its Separate Account No. 1, Separate Account No. 2, Separate Account No. 3 and any other separate account of the Company as designated by the Company from time to time, upon written notice to the Fund in accordance with Paragraph 8 herein (together, the "Account").

      WHEREAS, the Fund acts as the investment vehicle for the separate accounts established for variable life insurance policies and variable annuity contracts (collectively referred to herein as "Variable Insurance Products") to be offered by insurance companies which have entered into participation agreements substantially identical to this Agreement ("Participating Insurance Companies") and their affiliated insurance companies; and

      WHEREAS, the beneficial interest in the Fund is divided into several series of shares of beneficial interest ("Shares"), and additional series of Shares may be established, each designated a "Portfolio" and representing the interest in a particular managed portfolio of securities; and

      WHEREAS, the Company has requested that the Participation Agreement ("Prior Agreement"), dated December 30, 1993, among the Fund, the Company and The American Life Insurance Company of New York ("American Life") be amended and restated as of the date of sale of American Life by the Company, its indirect parent corporation; and

      WHEREAS, the Parties desire to evidence their agreement as to certain other matters,

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

      1.    Duty of Fund to Sell.

      The Fund shall make its Shares available for purchase at the applicable net asset value per Share by the Company for the Account on those days on which the Fund calculates its net asset value pursuant to rules of the Securities and Exchange Commission; provided, however, that the Trustees of the Fund may refuse to sell Shares of any Portfolio to any person, or suspend or terminate the offering of Shares of any Portfolio, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, necessary in the best interest of the shareholders of any Portfolio. For purposes of this Section 1, the Company shall be the designee of the Fund for receipt of orders, and receipt by the Company of an order shall constitute receipt by the Fund as long as the Fund receives notice of such order by 9:30 a.m. New York time on the next following Business Day.

      2.    Requirement to Execute Participation Agreement; Requests.

      Each Participating Insurance Company shall, prior to purchasing Shares in the Fund, execute and deliver a participation agreement in a form substantially identical to this Agreement.

      The Fund shall make available, upon written request from the Participating Insurance Company given in accordance with Paragraph 8, to each Participating Insurance Company which has executed an Agreement and which Agreement has not been terminated pursuant to Paragraph 6(i) a list of all other Participating Insurance Companies, and (ii) a copy of the Agreement as executed by any other Participating Insurance Company.

      The Fund shall also make available upon request to each Participating Insurance Company which has executed an Agreement and which Agreement has not been terminated pursuant to Paragraph 6, the net asset value of any Portfolio of the Fund as of any date upon which the Fund calculates the net asset value of its Portfolios for the purpose of purchase and redemption of Shares.

      3.    Indemnification.

      (a) The Company agrees to indemnify and hold harmless the Fund and each of its Trustees and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the Securities Act of 1933 (the "Act") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), arising out of the acquisition of any Shares by any person, to which the Fund or such Trustees, officers or controlling person may become subject under the Act, under any other statute, at common law or otherwise, which (i) may be based upon any wrongful act by the Company, any of its employees or representatives, any affiliate of or any person acting on behalf of the Company or a principal underwriter of its insurance products, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering Shares or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by the Company, or (iii) may be based on any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering insurance products sold by the Company or any insurance company which is an affiliate thereof, or any amendments or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Company or such affiliate by or on behalf of the Fund; provided, however, that in no case (i) is the Company's indemnity in favor of a Trustee or officer or any other person deemed to protect such Trustee or officer or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement or (ii) is the Company to be liable under its indemnity agreement contained in this Paragraph 3 with respect to any claim made against the Fund or any person indemnified unless the Fund or such person, as the case may be, shall have notified the Company in writing pursuant to Paragraph 8 within a reasonable time after the summons or other first legal process giving information of the nature of the claims shall have been served upon the Fund or upon such person (or after the Fund or such person shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it has to the Fund or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this Paragraph 3. The Company shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if it elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Fund, to its officers and Trustees, or to any controlling person or persons, defendant or defendants in the suit. In the event that the Company elects to assume the defense of any such suit and retain such counsel, the Fund, such officers and Trustees or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case the Company does not elect to assume the defense of any such suit, the Company will reimburse the Fund, such officers and Trustees or controlling person or persons, defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them. The Company agrees promptly to notify the Fund pursuant to Paragraph 8 of the commencement of any litigation or proceedings against it in connection with the issue and sale of any Shares.

      (b) The Fund agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which it or such directors, officers or controlling person may become subject under the Act, under any other statute, at common law or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Fund, any of its employees or representatives or a principal underwriter of the Fund, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering Shares or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon information furnished to the Fund by the Company or (iii) may be based on any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering insurance products sold by the Company, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund; provided, however, that in no case (i) is the Fund's indemnity in favor of a director or officer or any other person deemed to protect such director or officer or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement or (ii) is the Fund to be liable under its indemnity agreement contained in this Paragraph 3 with respect to any claims made against the Company or any such director, officer or controlling person unless it or such director, officer or controlling person, as the case may be, shall have notified the Fund in writing pursuant to Paragraph 8 within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon it or upon such director, officer or controlling person (or after the Company or such director, officer or controlling person shall have received notice of such service on any designated agent), but failure to notify the Fund of any claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this Paragraph. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Company, its directors, officers or controlling person or persons, defendant or defendants, in the suit. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Company, its directors, officers or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case the Fund does not elect to assume the defense of any such suit, it will reimburse the Company or such directors, officers or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Fund agrees promptly to notify the Company pursuant to Paragraph 8 of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any Shares.

      4. Procedure for Resolving Irreconcilable Conflicts.

      (a) The Trustees of the Fund will monitor the operations of the Fund for the existence of any material irreconcilable conflict among the interests of all the contract holders and policy owners of Variable Insurance Products (the "Participants") of all separate accounts investing in the Fund. An irreconcilable material conflict may arise, among other things, from: (a) an action by any state insurance regulatory authority; (b) a change in applicable insurance laws or regulations; (c) a tax ruling or provision of the Internal Revenue Code or the regulations thereunder; (d) any other development relating to the tax treatment of insurers, contract holders or policy owners or beneficiaries of Variable Insurance Products; (e) the manner in which the investments of any Portfolio are being managed; (f) a difference in voting instructions given by variable annuity contract holders, on the one hand, and variable life insurance policy owners, on the other hand, or by the contract holders or policy owners of different participating insurance companies; or (g) a decision by an insurer to override the voting instructions of Participants.

      (b) The Company will be responsible for reporting any potential or existing conflicts to the Trustees of the Fund. The Company will be responsible for assisting the Trustees in carrying out their responsibilities under this Paragraph 4(b) and Paragraph 4(a), by providing the Trustees with all information reasonably necessary for the Trustees to consider the issues raised. The Fund will also request its investment adviser to report to the Trustees any such conflict which comes to the attention of the adviser.

      (c) If it is determined by a majority of the Trustees of the Fund, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists involving the Company, the Company shall, at its expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Trustees), take whatever steps are necessary to eliminate the irreconcilable material conflict, including withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the Fund, offering to the affected Participants the option of making such a change or establishing a new funding medium including a registered investment company.

      For purposes of this Paragraph 4(c), the Trustees, or the disinterested Trustees, shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict. In the event of a determination of the existence of an irreconcilable material conflict, the Trustees shall cause the Fund to take such action, such as the establishment of one or more additional Portfolios, as they in their sole discretion determine to be in the interest of all shareholders and Participants in view of all applicable factors, such as cost, feasibility, tax, regulatory and other considerations. In no event will the Fund be required by this Paragraph 4(c) to establish a new funding medium for any variable contract or policy.

      The Company shall not be required by this Paragraph 4(c) to establish a new funding medium for any variable contract or policy if an offer to do so has been declined by a vote of a majority of the Participants materially adversely affected by the material irreconcilable conflict. The Company will recommend to its Participants that they decline an offer to establish a new funding medium only if the Company believes it is in the best interest of the Participants.

      (d) The Trustees' determination of the existence of an irreconcilable material conflict and its implications promptly shall be communicated to all Participating Insurance Companies by written notice thereof delivered or mailed, first class postage prepaid.

      5. Voting Privileges.

      The Company shall be responsible for assuring that its separate account or accounts participating in the Fund shall use a calculation method of voting procedures substantially the same as the following: those Participants permitted to give instructions and the number of Shares for which instructions may be given will be determined as of the record date for the Fund shareholders' meeting, which shall not be more than 90 days before the date of the meeting. Whether or not voting instructions are actually given by a particular Participant, all Fund shares held in any separate account or sub-account thereof and attributable to policies will be voted for, against, or withheld from voting on any proposition in the same proportion as (i) the aggregate record date cash value held in such sub-account for policies giving instructions, respectively, to vote for, against, or withhold votes on such proposition, bears to (ii) the aggregate record date cash value held in the sub-account for all policies for which voting instructions are received. Participants continued in effect under lapse options will not be permitted to give voting instructions. Shares held in any other insurance company general or separate account or sub-account thereof will be voted in the proportion specified in the second preceding sentence for shares attributable to policies.

      6. Duration and Termination.

      This Agreement shall remain in force one year from the date of its execution (such date and any anniversary of such date being hereinafter called a "Renegotiation Date"), and from year to year thereafter provided that neither the Company nor the Fund shall have given written notice to the other within thirty (30) days prior to a Renegotiation Date that it desires to renegotiate the amount of contribution to capital due hereunder ("Renegotiation

Notice"). If a Renegotiation Notice is properly given as aforesaid and the Fund and the Company shall fail, within sixty (60) days after the Renegotiation Date, either to enter into an amendment to this Agreement or a written acknowledgment that the Agreement shall continue in effect, this Agreement shall terminate as of the one hundred twentieth day after such Renegotiation Date. If this Agreement is so terminated, the Fund may, at any time thereafter, automatically redeem the Shares of any Portfolio held by a Participating Shareholder. This Agreement may be terminated at any time, at the option of either of the Company or the Fund, when neither the Company, any insurance company nor the separate account or accounts of such insurance company which is an affiliate thereof which is not a Participating Insurance Company own any Shares of the Fund or may be terminated by either party to the Agreement upon a determination by a majority of the Trustees of the Fund, or a majority of its disinterested Trustees, following certification thereof by a Participating Insurance Company given in accordance with Paragraph 8 that an irreconcilable conflict exists among the interests of (i) all contract holders and policy holders of Variable Insurance Products of all separate accounts or (ii) the interests of the Participating Insurance Companies investing in the Fund.

      7. Compliance.

      The Fund will comply with the provisions of Section 4240(a) of the New York Insurance Law.

      Each Portfolio of the Fund will comply with the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended

(the "Code"), relating to diversification requirements for variable annuity, endowment and life insurance contracts. Specifically, each Portfolio will comply with either (i) the requirement of Section 817(h)(1) of the Code that its assets be adequately diversified, or (ii) the "Safe Harbor for Diversification" specified in Section 817(h)(2) of the Code, or (iii) the diversification requirement of Section 817(h)(1) of the Code by having all or part of its assets invested in U.S. Treasury securities which qualify for the "Special Rule for Investments in United States Obligations" specified in Section 817(h)(3) of the Code.

      The provisions of Paragraphs 4 and 5 of this Agreement shall be interpreted in a manner consistent with any Rule or order of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, applicable to the parties hereto.

      No Shares of any Portfolio of the Fund may be sold to the general public.

      8. Notices.

      Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

      If to the Fund:


            Scudder Variable Life Investment Fund
            Two International Place
            Boston, Massachusetts 02110
            (617) 295-1000
            Attn.: Secretary

      If to the Company:


            The American Life Insurance Company of New York
            c/o Mutual of America Life Insurance Company,
               as servicer
            320 Park Avenue New York,
            New York 10022
            (212) 224-1600
            Attn.: General Counsel

      9. Massachusetts Law to Apply.

      This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

      10. Miscellaneous.

      The name "Scudder Variable Life Investment Fund" is the designation of the Trustees for the time being under a Declaration of Trust dated March 15, 1985, as amended, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund. No Portfolio shall be liable for any obligations properly attributable to any other Portfolio.

      The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

      11. Entire Agreement.

      This Agreement incorporates the entire understanding and agreement among the parties hereto, and supersedes any and all prior understandings and agreements between the parties hereto with respect to the subject matter hereof. In particular, this Agreement supersedes and amends the Prior Agreement. American Life concurrently herewith has entered into an agreement with the Fund similar to this Agreement and, therefore, has agreed that the Prior Agreement is superseded and amended.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the 28th day of February, 2001.

                                              SCUDDER VARIABLE LIFE
                                                 INVESTMENT FUND

                                             By: Linda Coughlin
                                                 -------------------------------
                                                 Name:  Linda C. Coughlin
                                                 Title: President

                                             THE  MUTUAL OF AMERICA LIFE
                                                   INSURANCE COMPANY

                                             By: Manfred Altstadt
                                                 -------------------------------
                                                 Name:  Manfred Altstadt
                                                 Title: Senior Executive Vice
                                                        President and CFO

                 SHARED FUNDING AGREEMENT FOR SEPARATE ACCOUNTS

1.0   SHARED FUNDING AGREEMENT

      1.1 This Agreement, dated as of February 28, 2001, between Mutual of America Life Insurance Company, a New York mutual life insurance corporation with principal offices at 320 Park Avenue, New York, NY 10022 ("Mutual"), and Calvert Distributors, Inc., with principal offices at 4550 Montgomery Avenue, Bethesda, Maryland 20814 ("Calvert"), which serves as principal underwriter to Calvert Variable Series, Inc., a registered investment company (the "Fund").

      1.2 Mutual has requested that the Shared Funding Agreement for Separate Account No. 2, dated November 7, 1990, between Mutual and Calvert, as subsequently amended to include Mutual's indirect, wholly owned subsidiary, The American Life Insurance Company of New York ("American Life") as a party, be amended and restated as of the date of sale of American Life by Mutual.

      1.3 In consideration of the promises, representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the transactions contemplated hereby and the mode of carrying the same into effect, and intending to be legally bound, Mutual and Calvert agree to the provisions set forth below.

2.0   THE VARIABLE CONTRACTS AND THE SEPARATE ACCOUNTS

      2.1 Mutual shall maintain variable annuity contracts and variable life insurance policies (such contracts and policies, the "Contracts") designed to provide, under current law, the benefits of a tax-deferred accumulation of income for retirement and other purposes and/or life insurance protection.

      2.2 Purchase payments for Contracts may be allocated to Mutual's Separate Accounts No. 1, No. 2 and No. 3, and to such additional Mutual separate accounts specified by Mutual from time to time by written notice to Calvert (the "Separate Accounts"), each a "separate account" established under New York Insurance Law and each Separate Account registered with the Securities and Exchange Commission (the "SEC") as a unit investment trust under the Investment Company Act of 1940 ("1940 Act") when required by federal securities laws, which Separate Accounts invest in shares of open-end management investment companies.

      2.3 One of the open-end management companies is the Fund, an open-end management investment company with separate portfolios, registered under the 1940 Act. Each portfolio is a separate investment portfolio with distinct investment objectives.

      2.4 Mutual will offer one of the portfolios of the Fund, specifically the Calvert Social Balanced Portfolio (the "Portfolio"), through the Separate Accounts to its policy and contract owners and, where applicable, their participants (together, "Contract Owners").

      2.5 Mutual will use the name "Calvert Social Balanced Fund" with respect to the Separate Accounts, the name "Calvert Variable Series, Inc." with respect to the Fund and the names "Calvert" or "Calvert Social Balanced Portfolio" where appropriate in its marketing and sales literature when referring to investments in the Portfolio.

      2.5.1 Mutual will use its best efforts to market and promote its Contracts.

      2.5.2 In marketing its Contracts, Mutual will comply with all applicable state and federal laws. Mutual and its agents shall make no representations or warranties concerning the Fund or Portfolio shares except those contained in the then current prospectuses of the Fund and in the Fund's current printed sales literature. Copies of all advertising and sales literature describing or concerning the Fund which is prepared by Mutual or its agents for use in marketing its Contracts will be sent to Calvert for approval prior to use. Calvert will give its approval or comments as soon as is reasonably practical, but in no event later than 7 business days after receipt. Mutual shall be responsible for compliance with any state or federal filing or review requirements concerning advertising and sales literature.

      2.5.3 Mutual and its agents will not oppose voting recommendations from Calvert or the Fund's Board of Directors or interfere with the solicitation of proxies for the Fund shares held by Mutual for Contract Owners, unless Mutual deems such recommendations detrimental to it or to its Contract Owners. Calvert agrees to prepare and print any proxy statements required for the Fund's shareholder meetings, and to provide sufficient number of copies of such proxy statements to Mutual. Mutual agrees to timely distribute such proxy statements to its Contract Owners. Mutual agrees to provide pass-through voting privileges to all Contract Owners and to assure that its Separate Accounts participating in the Fund calculate voting privileges in a manner consistent with all other separate accounts of any insurance company investing in the Fund, as required by the exemptive order referenced in Section 3.2.3 of this Agreement.

      2.5.4 Mutual will be responsible for reporting to the Fund's Board of Directors any potential or existing conflicts among the interests of the Contract Owners of all its Separate Accounts investing in the Fund, and to assist the Board by providing it with all information reasonably necessary for the Board to consider any issues raised. Mutual will be responsible for taking remedial action as may be necessary with respect to its Separate Accounts in the event of a Board determination of an irreconcilable material conflict and to bear the cost of such remedial action. Other relevant insurance companies will be responsible for taking similar remedial action with respect to their respective separate accounts and will bear the costs of such actions.

      2.6 Mutual will bear the costs of, and have the primary responsibility for:

      2.6.1 Registering the Contracts and the Separate Accounts with the Commission when required;

      2.6.2 Developing all policy forms, application forms, confirmations and other administrative forms or documents and filing such of these as are necessary to comply with the requirements of all insurance laws and regulations in each state in which the Contracts are offered;

      2.6.3 Administration of the Contracts and the Separate Accounts, including all Contract Owner service and communication activities;

      2.6.4 Preparing and approving all marketing and sales literature involving the sale of the Contracts under which allocations may be made to Separate Account funds that invest in shares of the Portfolio;

      2.6.5 Printing (from camera ready copy provided to Mutual by Calvert) and distributing to Contract Owners copies of the current prospectuses, statements of additional information (as requested by Contract Owners) and periodic reports for the Separate Accounts and the Fund. Mutual is hereby authorized to reproduce in any manner whatsoever, at a cost borne by Mutual, the Portfolio prospectus, statement of additional information, and annual and semi-annual reports;

      2.6.6 Preparing and filing any reports or other filings as may be required under state insurance laws or regulations with respect to the Contracts or Separate Accounts;

      2.6.7 Providing Calvert with any and all amendments to the registration statement of the Separate Accounts as they are filed with the SEC, and when such registration statement references the Portfolio, the Fund or Calvert, providing Calvert an opportunity to comment on same prior to the effective date.

3.0   THE PORTFOLIO

      3.1 The Fund and Calvert shall make available shares of the Portfolio as an underlying investment medium for the Contracts.

      3.2 The Fund shall bear the costs of, and shall have, or shall cause the Fund and the Portfolio to assume, the primary responsibility for:

      3.2.1 Registering the Fund with the SEC, including a separate prospectus for the Portfolio that does not reference the other portfolios of the Fund. The costs of printing and distributing such prospectus to Contract Owners shall be borne by Mutual as provided in Section
            2.6.5 above;

      3.2.2 Preparing, producing and maintaining the effectiveness of such registration statements for the Fund as are required under federal and state securities law, and clearing such registration statements through the SEC and pursuant to the securities laws and regulations in each state in which the contracts are offered;

      3.2.3 Maintaining and complying with the terms of an order for exemptive relief pursuant to which the SEC granted appropriate exemptive relief from the relevant provisions of the 1940 Act to permit Mutual and other insurance companies to utilize the Fund as an underlying investment medium for their variable annuity and variable life insurance contracts;

      3.2.4 Operating and maintaining the Fund in accordance with applicable law, including the diversification standards of the Internal Revenue Code of 1986 applicable to variable annuity contracts;

      3.2.5 Preparing and filing any reports or other filings as may be required with respect to the Fund under federal or state securities laws;

      3.2.6 Using its best efforts to provide Mutual with the daily net asset values of the Portfolio by 5:00 p.m. Eastern Time on each day the New York Stock Exchange is open (or within one hour after closing on each day the New York Stock Exchange closes early);

      3.2.7 Providing Mutual with camera-ready copy necessary for the printing of the periodic shareholder reports and the prospectus for the Portfolio;

      3.2.8 Providing Mutual with monthly performance data by the 6th business day after the close of a month and with such information and data related to the portfolio characteristics, holdings, and performance of the Portfolio, as may reasonably be requested from time to time;

      3.2.9 Informing Mutual in writing whenever the Portfolio declares an income dividend or a capital gain distribution, specifying the amount per unit, the declaration date, the ex-dividend date, and the payment date.

     3.2.10 Providing Mutual with drafts of financial statements (semi-annual and annual) no later than 4 weeks after the close of June 30 and December 31, respectively; and

     3.2.11 Providing Mutual with any and all amendments to the Fund's registration statement and financial statements as they are filed with the SEC, and where such registration statement references Mutual, providing Mutual an opportunity to comment on same prior to the effective date and providing such material on a timely basis for inclusion in any federal or state securities law filing of Mutual's Separate Accounts.

      3.3 The Fund or Calvert shall maintain records in accordance with the 1940 Act and other statutes, rules and regulations applicable to the Fund's operation in connection with the performance of its duties. Mutual shall have the right to access such records, upon reasonable notice and during business hours, in order to respond to regulatory requirements, inquiries, complaints or judicial proceedings. Fund and Calvert records of all transactions with respect to the Contracts shall be retained for a period of not less than six (6) years from each transaction.

      3.4 The parties or their duly authorized independent auditors have the right under this Agreement to perform on-site audits of records pertaining to the Contracts and the Fund, at such frequencies as each shall determine, upon reasonable notice and during normal business hours. At the request of the other, each will make available to the other's auditors, and/or representatives of the appropriate regulatory agencies, all requested records, data, and access to operating procedures.

4.0   COST AND EXPENSES

      4.1 Except for costs and expenses for which indemnification is required pursuant to Section 7.19 or Section 7.20 or as otherwise agreed in writing by the parties in specific instances or, as set forth herein, the parties shall each pay their respective costs and expenses incurred by them in connection with this Agreement.

5.0   TERM OF AGREEMENT

      5.1 The term of this Agreement shall be indefinite unless terminated pursuant to Section 6 of this Agreement.

6.0   TERMINATION

      6.1   This Agreement will terminate:

      6.1.1 At the option of any party upon 90 day's prior written notice to the other parties. If a party notifies the other party that it intends to terminate, or is terminating, this Agreement, the affected party shall immediately file with the SEC such documents, if any, as are necessary to permit the offering of shares of the Portfolio to Contract Owners to be discontinued, subject to state insurance law requirements applicable to Contracts outstanding as of the date of termination; or

      6.1.2 Upon assignment of this Agreement unless the assignment is made with the written consent of the other party; or

      6.1.3 In the  event of  termination  of this  Agreement  pursuant  to this
            Section 6.0, the provisions of Sections 4.0 and 7.0 shall survive such termination.

7.0  GENERAL PROVISIONS

      7.1 This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof, which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement. In particular, this Agreement supersedes the Shared Funding Agreement for Separate Account No. 2, dated November 7, 1990, as amended, among the parties hereto and The American Life Insurance Company of New York.

      7.2 This Agreement can only be modified by a written agreement of the parties hereto.

      7.3 If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

      7.4 This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable by either party hereto without the prior written consent of the other.

      7.5 No waiver by either party of any default by the other in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other covenant, promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.

      7.6 No liability shall result to any party, nor shall any party be deemed to be in default hereunder, as the result of delay in its performance or from its non-performance hereunder caused by circumstances beyond its control, including but limited to: act of God, act of war, riot, epidemic; fire; flood or other disaster; or act of government. Nevertheless, the party shall be required to be diligent in attempting to remove such cause or causes.

      7.7 Each of the parties will act as an independent contractor under the terms of this Agreement and neither is now, or in the future, an agent or a legal representative of the other for any purpose. Neither party has any right or authority to supervise or control the activities of the other party's employees in connection with the performance of this Agreement or to assign or create any application of any kind, express or implied, on behalf of the other party or to bind it in any way, to accept any service of process upon it or to receive any notice of any nature whatsoever on its behalf.

      7.8 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

      7.9 Nothing herein shall prevent either party from participating in any proceeding before any regulatory authority having jurisdiction over any matter relating to this Agreement, the Contracts, the Separate Accounts, the Portfolio or the Fund which may affect the parties to it. The parties shall each give the other prompt notice of any such proceeding.

      7.10 In all matters relating to the preparation, review, prior approval and filing of documents, the parties shall cooperate in good faith. Neither party shall unreasonably withhold its consent with respect to the filing of any document with any federal or state regulatory authority having jurisdiction over the Contracts, the Separate Accounts, the Portfolio or the Fund.

      7.11 Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

      7.12 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be sent by overnight delivery service, or by registered or certified mail, return receipt requested, to the addresses set forth below:

      If to Mutual:                         If to the Fund or Calvert:

      Patrick A. Burns                      William M. Tartikoff
      Senior Executive Vice President       Senior Vice President
        and General Counsel                   and General Counsel
      Mutual of America Life Insurance Co.  Calvert Distributors, Inc.
      320 Park Avenue                       4550 Montgomery Avenue, Suite 1000 N
      New York, NY  10022                   Bethesda, MD  20814

      or to such other address as the parties may from time to time designate. Any notice of one party to the other party shall be deemed given as of the date of actual receipt.

      7.13 Each party hereto shall promptly notify the other in writing of any claims, demands or actions having any bearing on this Agreement.

      7.14 Each party agrees to perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.

      7.15 If this Agreement is terminated for other than default, it is specifically agreed that neither party shall be entitled to compensation of any kind except as specifically set forth herein.

      7.16 In any litigation or arbitration between the parties, the prevailing party shall be entitled to reasonable outside attorneys' fees and all costs of proceedings incurred in enforcing this Agreement.

      7.17 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

      7.18 Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it, and agrees to be bound by it.

      7.19 Mutual shall indemnify and hold the Fund and Calvert and each of their respective directors, officers, employees and agents harmless from any liability or expense (including reasonable outside attorneys' fees) arising from any failure of Mutual or the Separate Accounts to fulfill their respective obligations under this Agreement.

      7.20 Calvert shall indemnify and hold Mutual and its directors, officers, employees and agents harmless from all liabilities or expenses (including reasonable outside attorneys' fees) arising from any failure to the Fund or Calvert to fulfill their respective obligations under this Agreement, and Calvert shall indemnify and hold such parties harmless from a failure of the Fund's investment adviser to manage the Fund in compliance with the diversification requirements of the Internal Revenue Code of 1986, as amended, or any regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CALVERT DISTRIBUTORS, INC.                    MUTUAL OF AMERICA LIFE INSURANCE
                                               COMPANY

By: /s/ William M. Tartikoff                  By: /s/ Manfred Altstadt
   -------------------------------               -------------------------------
   William M. Tartikoff                          Manfred Altstadt
   Senior Vice President                         Senior Executive Vice President
    and General Counsel                             and Chief Financial Officer